Exhibit 21.1

Constant Contact, Inc.

Subsidiaries

Constant Contact Securities Corporation (Massachusetts)

Constant Contact (UK) Limited (England and Wales)

CardStar, Inc. (Delaware)

CardStar Publishing, LLC (a wholly owned subsidiary of CardStar, Inc.) (District of Columbia)

SinglePlatform, LLC (Delaware)